HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898

HNI CORPORATION REPORTS EARNINGS FOR
FOURTH QUARTER AND FISCAL YEAR 2022

MUSCATINE, Iowa (February 23, 2023) – HNI Corporation (NYSE: HNI) today announced sales for the full year ended December 31, 2022 of $2.362 billion and net income of $123.9 million. GAAP net income per diluted share was $2.94, compared to $1.36 in the prior year. Non-GAAP net income per diluted share was $2.20, compared to $1.63 in the prior year. GAAP to non-GAAP reconciliations follow the financial statements in this release.

Fourth quarter sales of $568.9 million were down 6 percent from year-ago levels, and fourth quarter net income was $16.3 million. GAAP net income per diluted share was $0.39, compared to $0.19 in the prior year, equal to a year-over-year increase of 105 percent. Non-GAAP net income per diluted share was $0.63, compared to $0.43 in the prior year.

Fourth Quarter Highlights
•Strong earnings growth. The Corporation delivered 47 percent year-over-year growth in fourth quarter non-GAAP earnings per share. Improved price-cost and effective expense management increased profit in both segments, and non-GAAP operating profit in the Workplace Furnishings segment more than doubled.
•Solid margin expansion in both segments. For the Corporation overall, non-GAAP gross and operating margins in the fourth quarter expanded 390 basis points and 210 basis points, respectively, on a year-over-year basis. Workplace Furnishings segment non-GAAP operating margin expanded 150 basis points from fourth quarter 2021 levels despite top line pressure from softer economic conditions. Residential Building Products segment operating margin expanded 170 basis points versus the prior-year period to nearly 20 percent.
•Prepared for 2023. Non-GAAP EPS increased 35 percent year-over-year during 2022 despite deteriorating demand conditions in both segments. The Corporation expects continued pressure from lower volumes in 2023 and has taken actions to help mitigate the short-term volume pressure and drive long-term margin improvement. Cost actions announced last quarter, a return of net productivity benefits, and continued improvement of price-cost are expected to provide profitability support in 2023. In addition, the Corporation’s balance sheet remains strong. The gross leverage ratio, as calculated under the Corporation’s lending agreements, ended 2022 at 0.7—providing flexibility for a range of conditions.

“We delivered solid margin expansion and strong earnings growth in both the fourth quarter and the full year of 2022 in a softening demand environment. Our margin expansion initiatives in Workplace Furnishings are delivering results. Second half 2022 operating margin expanded 150 basis points versus the prior-year period despite volume pressures tied to the slowing economy. In our Residential Building Products segment, we delivered profit growth and margin expansion while preparing for softer housing-related demand. Our results in Residential Building Products demonstrate the strength of our differentiated business model,” stated Jeff Lorenger, Chairman, President, and Chief Executive Officer.

Fourth Quarter - Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	December 31, 2022	January 1, 2022	Change
GAAP
Net Sales	$568.9	$602.9	(5.6%)
Gross Profit %	36.6%	32.2%	440	bps
SG&A %	31.5%	29.2%	230	bps
Restructuring and Impairment Charges %	1.0%	1.0%	—	bps
Operating Income	$23.0	$11.9	93.0%
Operating Income %	4.0%	2.0%	200	bps
Effective Tax Rate	21.0%	19.4%
Net Income %	2.9%	1.4%	150	bps
EPS – diluted	$0.39	$0.19	105.3%

Non-GAAP
Gross Profit %	37.4%	33.5%	390	bps
Operating Income	$36.2	$25.8	40.0%
Operating Income %	6.4%	4.3%	210	bps
EPS – diluted	$0.63	$0.43	46.5%

Fourth Quarter Summary Comments
•Consolidated net sales decreased 5.6 percent and organic net sales decreased 1.2 percent from the prior-year quarter:

Change in net sales, as reported	(5.6%)
Impact of residential building products acquisitions	0.7%
Impact of Lamex divestiture	(5.1%)
Change in organic net sales	(1.2%)
Organic net sales were unfavorably impacted by 4.6 percent due to the restructuring of an eCommerce business. A reconciliation of organic sales, a non-GAAP measure, follows the financial statements in this release.
•Gross profit margin expanded 440 basis points compared to the prior-year quarter, driven by favorable price-cost and lower restructuring costs, partially offset by lower volume and increased operational investments.
•Selling and administrative expenses as a percent of sales increased 230 basis points compared to the prior-year quarter. This increase was driven by lower volume, higher freight costs, and increased investments, partially offset by price realization.
•In the current-year and prior-year quarters, the Corporation incurred costs related to efforts to drive business simplification and improve long-term profitability in the Workplace Furnishings segment. Please refer to non-GAAP reconciliations, which follow the financial statements in this release, for further information on these charges.
•Non-GAAP net income per diluted share was $0.63 compared to $0.43 in the prior-year quarter. The $0.20 increase was primarily driven by favorable price-cost, partially offset by lower volume and increased operational investments.

Full Year - Financial Performance
(Dollars in millions, except per share data)
	Twelve Months Ended
	December 31, 2022	January 1, 2022	Change
GAAP
Net Sales	$2,361.8	$2,184.4	8.1%
Gross Profit %	35.4%	34.7%	70	bps
SG&A %	30.6%	30.5%	10	bps
Gain on Sale of Subsidiary	$50.4	$ —	NM
Restructuring and Impairment Charges %	0.3%	0.3%	—	bps
Operating Income	$155.2	$85.4	81.7%
Operating Income %	6.6%	3.9%	270	bps
Effective Tax Rate	15.4%	23.6%
Net Income %	5.2%	2.7%	250	bps
EPS – diluted	$2.94	$1.36	116.2%

Non-GAAP
Gross Profit %	35.7%	35.0%	70	bps
Operating Income	$128.4	$100.7	27.4%
Operating Income %	5.4%	4.6%	80	bps
EPS – diluted	$2.20	$1.63	35.0%

Full Year Summary Comments
•Consolidated net sales increased 8.1 percent and organic net sales increased 8.5 percent from the prior year:

Change in net sales, as reported	8.1%
Impact of residential building products acquisitions	2.0%
Impact of Lamex divestiture	(2.5%)
Change in organic net sales	8.5%
Organic net sales were unfavorably impacted by 5.2 percent due to the restructuring of an eCommerce business.
•Gross profit margin expanded 70 basis points compared to the prior year. This increase was driven by favorable price-cost, partially offset by operational investments and reduced net productivity.
•Selling and administrative expenses as a percent of sales increased 10 basis points compared to the prior year. This increase was driven by lower Workplace Furnishings volume, higher freight costs, and increased investment spend, partially offset by price realization. Current year SG&A included $8.0 million associated with a company-wide $30 million cost reduction initiative announced in the third quarter of 2022, while prior year SG&A included $1.4 million of costs driven by conditions related to the COVID-19 pandemic.
•In the current year and prior year, the Corporation incurred costs primarily related to efforts to drive business simplification and improve long-term profitability in the Workplace Furnishings segment. Please refer to non-GAAP reconciliations, which follow the financial statements in this release, for further information on these charges.

•A pre-tax gain of $50.4 million was recorded as a corporate item during the current year as a result of the divestiture of the Corporation’s China- and Hong Kong-based Lamex office furniture business in the third quarter 2022.
•Non-GAAP net income per diluted share was $2.20, compared to $1.63 in the prior year. The $0.57 increase was driven by favorable price-cost, partially offset by reduced net productivity and higher investment spend.

Workplace Furnishings – Financial Performance
(Dollars in millions)
	Three Months Ended				Twelve Months Ended
	December 31, 2022	January 1, 2022	Change		December 31, 2022	January 1, 2022	Change
GAAP
Net Sales	$351.2	$394.0	(10.8%)		$1,486.2	$1,434.0	3.6%
Operating Profit (Loss)	($7.7)	($10.1)	23.8%		$3.4	($0.5)	734.6%
Operating Profit (Loss) %	(2.2%)	(2.6%)	40	bps	0.2%	(0.0%)	20	bps

Non-GAAP
Operating Profit	$8.4	$3.5	136.5%		$23.5	$14.5	62.1%
Operating Profit %	2.4%	0.9%	150	bps	1.6%	1.0%	60	bps

Fourth Quarter Summary Comments - Workplace Furnishings
•Workplace Furnishings net sales decreased 10.8 percent and organic net sales decreased 3.3 percent from the prior-year quarter:

Change in net sales, as reported	(10.8%)
Impact of Lamex divestiture	(7.6%)
Change in organic net sales	(3.3%)
Organic net sales were unfavorably impacted by 7.3 percent due to the restructuring of an eCommerce business.
•Workplace Furnishings GAAP operating profit margin expanded 40 basis points versus the prior-year period. On a non-GAAP basis, segment operating margin expanded 150 basis points driven by favorable price-cost, partially offset by lower volume, the impact of the sale of Lamex, and increased operational investments.

Full Year Summary Comments - Workplace Furnishings
•Workplace Furnishings net sales increased 3.6 percent and organic net sales increased 7.3 percent from the prior year:

Change in net sales, as reported	3.6%
Impact of Lamex divestiture	(3.6%)
Change in organic net sales	7.3%
Organic net sales were unfavorably impacted by 8.2 percent due to the restructuring of an eCommerce business.
•Workplace Furnishings GAAP operating profit margin expanded 20 basis points. On a non-GAAP basis, segment operating margin expanded 60 basis points year-over-year, primarily driven by favorable price-cost and favorable mix, partially offset by increased investments, reduced net productivity, and lower volume.

Residential Building Products – Financial Performance
(Dollars in millions)
	Three Months Ended				Twelve Months Ended
	December 31, 2022	January 1, 2022	Change		December 31, 2022	January 1, 2022	Change
GAAP
Net Sales	$217.7	$209.0	4.2%		$875.6	$750.4	16.7%
Operating Profit	$41.7	$38.1	9.5%		$158.7	$141.9	11.9%
Operating Profit %	19.2%	18.2%	100	bps	18.1%	18.9%	-80	bps

Non-GAAP
Operating Profit	$43.3	$38.1	13.6%		$160.3	$141.9	13.0%
Operating Profit %	19.9%	18.2%	170	bps	18.3%	18.9%	-60	bps

Fourth Quarter Summary Comments - Residential Building Products
•Residential Building Products net sales increased 4.2 percent from the prior-year quarter to $217.7 million. On an organic basis, sales increased 2.3 percent year-over-year. The acquisition of building products companies in 2021 and 2022 increased sales $3.9 million compared to prior-year quarter.
•Residential Building Products GAAP operating profit margin expanded 100 basis points. On a non-GAAP basis, segment operating profit margin expanded 170 basis points, primarily driven by favorable price-cost, partially offset by higher SG&A and lower volume.

Full Year Summary Comments - Residential Building Products
•Residential Building Products net sales increased 16.7 percent from the prior year to $875.6 million. On an organic basis, sales increased 10.9 percent year-over-year. The acquisition of building product companies in 2021 and 2022 increased sales $43.7 million compared to prior year.
•Residential Building Products GAAP operating profit margin compressed 80 basis points. On a non-GAAP basis, segment operating profit margin compressed 60 basis points, driven by the impact of acquisitions, higher SG&A, and reduced net productivity, partially offset by favorable price-cost and higher volume.

Fourth Quarter Orders
•Excluding impacts from the restructuring of an eCommerce business and the divestiture of Lamex, fourth-quarter orders in Workplace Furnishings grew three percent year-over-year. Orders from small and medium-size customers performed better than orders from contract customers.
•Orders in the Residential Building Products segment decreased 18 percent compared to the prior-year period, during which orders grew 10 percent year-over-year (after normalizing for the extra week in the fourth quarter of 2020).

Fiscal Year 2023 Outlook
•Macro outlook: Broader macroeconomic concerns continue to negatively impact Workplace Furnishings demand. In Residential Building Products, while there are signs of moderating pressures from elevated mortgage rates and decreased home affordability, the Corporation expects these factors to lower volume levels on a year-over-year basis.
•Return to historical seasonality: The Corporation expects earnings seasonality to be more in-line with pre-pandemic trends. This follows three years of abnormal seasonal trends with 2022 seasonality being particularly impacted by backlog dynamics and deteriorating demand. The difference in seasonality between 2023 and 2022 will distort quarterly year-over-year comparisons of sales and profit in 2023. The Corporation expects to generate more than 85 percent of its annual profit in the second half of 2023, compared to 60 percent in the second half of 2022.
•First quarter commentary: The Corporation expects non-GAAP operating income to be approximately breakeven in the first quarter of 2023. This outlook reflects the combination of the seasonally weakest quarter, difficult year-ago comparisons, and the impact of a softening demand environment tied to slowing economic growth.
•Balance Sheet: The Corporation expects to maintain a strong balance sheet throughout 2023. Low leverage and improving free cash flow generation are expected to provide ample capacity for investment, dividend payments, M&A, and share buybacks.

Concluding Remarks
“We expect to drive profit improvement in Workplace Furnishings despite continued volume pressures as our focused margin expansion initiatives continue to gain traction. During 2023, we expect improved productivity, favorable price-cost, and cost actions to more than offset lower volume. Beyond 2023, we are not reliant on volume growth to drive margin expansion in Workplace Furnishings. However, looking ahead, recent mid-market employment and demand trends, feedback from large corporate customers regarding return-to-office plans, and signals from recent migration patterns toward secondary and tertiary geographies all align with our market positions and point to the return of sustained volume growth.

“In Residential Building Products, we are prepared for a slowing near-term demand environment. However, we remain committed to our growth initiatives in the areas of category awareness, new product innovation—including electric, online capabilities, and expansion of our owned installing-distribution footprint. The housing market remains undersupplied, and demographic trends support demand growth. Given the market’s strong fundamentals and our unique growth opportunities, we are bullish about growth in Residential Building Products beyond 2023,” Mr. Lorenger concluded.

Conference Call
HNI Corporation will host a conference call on Thursday, February 23, 2023 at 10:00 a.m. (Central) to discuss fourth quarter and fiscal year 2022 results. To participate, call 1-855-761-5600 – conference ID number 7175411. A live webcast of the call will be available on HNI Corporation’s website at http://www.hnicorp.com (under Investors – Events & Presentations). A replay of the webcast will be made available at this website address. An audio replay of the call will be available until Thursday, March 2, 2023, 10:59 p.m. (Central) by dialing 1-800-770-2030 – Conference ID number 7175411.
About HNI Corporation
HNI Corporation (NYSE: HNI) is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation’s leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation’s website at www.hnicorp.com.

Forward-Looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, financial performance, expectations for sales growth, and earnings per diluted share (GAAP and non-GAAP), including statements regarding future levels of demand, anticipated macroeconomic conditions, expected differences in seasonality and its results on the Corporation’s results of operations, and future levels of productivity. Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation’s actual future results and performance to differ materially from expected results. These risks include but are not limited to: the duration and scope of the COVID-19 pandemic, including any emerging variants of the virus, and its effect on people and the economy; disruptions in the global supply chain; the effects of prolonged periods of inflation and rising interest rates; labor shortages; the levels of office furniture needs and housing starts; overall demand for the Corporation’s products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation’s customers; the Corporation’s reliance on its network of independent dealers; change in trade policy; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation’s new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation’s financing activities; an inability to protect the Corporation’s intellectual property; cybersecurity threats, including those posed by potential ransomware attacks; impacts of tax legislation; and force majeure events outside the Corporation’s control, including those that may result from the effects of climate change. A description of these risks and additional risks can be found in the Corporation’s annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(In millions, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Net sales	$568.9	$602.9	$2,361.8	$2,184.4
Cost of sales	361.0	408.7	1,526.9	1,427.0
Gross profit	208.0	194.2	834.9	757.4
Selling and administrative expenses	179.1	176.0	723.4	665.6
(Gain) loss on sale of subsidiary	0.3	—	(50.4)	—
Restructuring and impairment charges	5.7	6.3	6.7	6.3
Operating income	23.0	11.9	155.2	85.4
Interest expense, net	2.3	1.7	8.8	7.2
Income before income taxes	20.6	10.2	146.4	78.3
Income taxes	4.3	2.0	22.5	18.5
Net income	16.3	8.2	123.9	59.8
Less: Net income (loss) attributable to non-controlling interest	0.0	0.0	(0.0)	(0.0)
Net income attributable to HNI Corporation	$16.3	$8.2	$123.9	$59.8

Average number of common shares outstanding – basic	41.4	43.0	41.7	43.4
Net income attributable to HNI Corporation per common share – basic	$0.39	$0.19	$2.97	$1.38

Average number of common shares outstanding – diluted	41.9	43.7	42.2	44.0
Net income attributable to HNI Corporation per common share – diluted	$0.39	$0.19	$2.94	$1.36

Foreign currency translation adjustments	$(0.2)	$0.3	$(5.7)	$0.4
Change in unrealized gains (losses) on marketable securities, net of tax	0.1	(0.1)	(0.7)	(0.3)
Change in pension and post-retirement liability, net of tax	4.3	1.2	4.3	1.2
Change in derivative financial instruments, net of tax	(0.1)	0.4	0.8	1.0
Other comprehensive income (loss), net of tax	4.1	1.9	(1.3)	2.4
Comprehensive income	20.4	10.1	122.6	62.2
Less: Comprehensive income (loss) attributable to non-controlling interest	0.0	0.0	(0.0)	(0.0)
Comprehensive income attributable to HNI Corporation	$20.4	$10.1	$122.6	$62.2

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	December 31, 2022	January 1, 2022
Assets
Current Assets:
Cash and cash equivalents	$17.4	$52.3
Short-term investments	2.0	1.4
Receivables	218.4	240.0
Allowance for doubtful accounts	(3.2)	(2.8)
Inventories, net	180.1	181.6
Prepaid expenses and other current assets	54.4	51.1
Total Current Assets	469.2	523.5
Property, Plant, and Equipment:
Land and land improvements	30.8	30.9
Buildings	275.4	294.5
Machinery and equipment	602.6	593.6
Construction in progress	34.2	29.7
	942.9	948.7
Less accumulated depreciation	(590.3)	(581.9)
Net Property, Plant, and Equipment	352.5	366.8
Right-of-use Finance Leases	11.4	10.2
Right-of-use Operating Leases	88.4	82.9
Goodwill and Other Intangible Assets, net	439.8	471.5
Other Assets	53.2	43.1
Total Assets	$1,414.5	$1,497.9

Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$367.7	$473.8
Current maturities of debt	1.3	3.2
Current maturities of other long-term obligations	2.1	3.9
Current lease obligations - Finance	3.7	2.8
Current lease obligations - Operating	20.3	22.8
Total Current Liabilities	395.1	506.4
Long-Term Debt	188.8	174.6
Long-Term Lease Obligations - Finance	7.7	7.4
Long-Term Lease Obligations - Operating	78.9	63.8
Other Long-Term Liabilities	66.3	80.7
Deferred Income Taxes	61.0	75.0
Equity:
HNI Corporation shareholders’ equity	616.5	589.6
Non-controlling interest	0.3	0.3
Total Equity	616.8	590.0
Total Liabilities and Equity	$1,414.5	$1,497.9
Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)

(Unaudited)

	Twelve Months Ended
	December 31, 2022	January 1, 2022
Net Cash Flows From (To) Operating Activities:
Net income	$123.9	$59.8
Non-cash items included in net income:
Depreciation and amortization	84.2	83.1
Other post-retirement and post-employment benefits	1.3	1.3
Stock-based compensation	9.0	12.9
Deferred income taxes	(15.3)	(0.4)
Restructuring and impairment charges	6.2	5.8
Gain on sale of subsidiary	(50.4)	—
Other – net	2.7	4.0
Net decrease in cash from operating assets and liabilities	(72.7)	(34.4)
Decrease in other liabilities	(7.7)	(0.5)
Net cash flows from (to) operating activities	81.2	131.6

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(60.0)	(53.5)
Acquisition spending, net of cash acquired	(11.4)	(44.6)
Capitalized software	(8.4)	(13.1)
Purchase of investments	(2.8)	(3.4)
Sales or maturities of investments	2.3	3.3
Proceeds from sale of subsidiary, net of cash divested	69.5	—
Other – net	0.0	0.2
Net cash flows from (to) investing activities	(10.7)	(111.0)

Net Cash Flows From (To) Financing Activities:
Payments of debt	(401.6)	(2.6)
Proceeds from debt	413.9	5.0
Dividends paid	(53.2)	(53.8)
Purchase of HNI Corporation common stock	(65.2)	(59.2)
Proceeds from sales of HNI Corporation common stock	4.7	31.1
Other – net	(4.0)	(5.1)
Net cash flows from (to) financing activities	(105.4)	(84.5)

Net decrease in cash and cash equivalents	(34.8)	(63.9)
Cash and cash equivalents at beginning of period	52.3	116.1
Cash and cash equivalents at end of period	$17.4	$52.3

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Reportable Segment Data
(In millions)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Net Sales:
Workplace Furnishings	$351.2	$394.0	$1,486.2	$1,434.0
Residential Building Products	217.7	209.0	875.6	750.4
Total	$568.9	$602.9	$2,361.8	$2,184.4

Income (Loss) Before Income Taxes:
Workplace Furnishings	$(7.7)	$(10.1)	$3.4	$(0.5)
Residential Building Products	41.7	38.1	158.7	141.9
General corporate	(10.8)	(16.1)	(57.3)	(55.9)
Gain (loss) on sale of subsidiary	(0.3)	—	50.4	—
Operating Income	$23.0	$11.9	$155.2	$85.4
Interest expense, net	2.3	1.7	8.8	7.2
Total	$20.6	$10.2	$146.4	$78.3

Depreciation and Amortization Expense:
Workplace Furnishings	$11.1	$11.9	$45.7	$47.8
Residential Building Products	3.3	2.6	12.6	10.0
General corporate	6.4	6.6	25.9	25.3
Total	$20.7	$21.1	$84.2	$83.1

Capital Expenditures (including capitalized software):
Workplace Furnishings	$14.0	$10.8	$40.4	$34.8
Residential Building Products	4.1	4.0	16.2	16.1
General corporate	1.5	4.0	11.7	15.6
Total	$19.7	$18.8	$68.4	$66.5

			As of December 31, 2022	As of January 1, 2022
Identifiable Assets:
Workplace Furnishings			$761.5	$809.0
Residential Building Products			493.0	479.5
General corporate			160.0	209.5
Total			$1,414.5	$1,497.9

Amounts may not sum due to rounding.

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to HNI’s financial statements as prepared in accordance with GAAP are included below and throughout this earnings release. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, this earnings release contains the following non-GAAP financial measures: organic sales, gross profit, operating income, operating profit, income taxes, net income, and net income per diluted share (i.e., EPS). These measures are adjusted from the comparable GAAP measures to exclude the impacts of the selected items as summarized in the tables below. In the current quarter and year periods, the effective tax rate used to calculate non-GAAP EPS differs from the GAAP effective tax rate due to the impact of the Lamex divestiture in third quarter 2022. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP adjustments.

The sales adjustments to arrive at the non-GAAP organic sales information presented in this earnings release relate to the current period exclusion of net sales of residential building products companies acquired, as well as the exclusion of a portion of the prior period net sales of the Lamex business that was divested in the current year. The transactions excluded for purposes of other non-GAAP financial information included in this earnings release include restructuring charges comprised of inventory valuation adjustments, severance, and relocation and new facility setup costs in connection with capacity expansion initiatives in the Workplace Furnishings segment. Also excluded are items related to the gain on sale of the Lamex business, asset impairments, severance and other charges related to company-wide cost reduction initiatives, and costs in the prior year driven by the COVID-19 pandemic.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	December 31, 2022			January 1, 2022
	Workplace Furnishings	Residential Building Products	Total	Workplace Furnishings	Residential Building Products	Total
Sales as reported (GAAP)	$351.2	$217.7	$568.9	$394.0	$209.0	$602.9
% change from PY	(10.8%)	4.2%	(5.6%)
Less: Acquisitions	—	3.9	3.9	—	—	—
Less: Divestiture	—	—	—	30.8	—	30.8

Organic Sales (non-GAAP)	$351.2	$213.8	$565.0	$363.1	$209.0	$572.1
% change from PY	(3.3%)	2.3%	(1.2%)

HNI Corporation Reconciliation
(Dollars in millions)
	Twelve Months Ended
	December 31, 2022			January 1, 2022
	Workplace Furnishings	Residential Building Products	Total	Workplace Furnishings	Residential Building Products	Total
Sales as reported (GAAP)	$1,486.2	$875.6	$2,361.8	$1,434.0	$750.4	$2,184.4
% change from PY	3.6%	16.7%	8.1%
Less: Acquisitions	—	43.7	43.7	—	—	—
Less: Divestiture	—	—	—	48.7	—	48.7

Organic Sales (non-GAAP)	$1,486.2	$831.9	$2,318.1	$1,385.3	$750.4	$2,135.7
% change from PY	7.3%	10.9%	8.5%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	December 31, 2022
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$208.0	$23.0	$4.3	$16.3	$0.39
% of net sales	36.6%	4.0%		2.9%
Tax %			21.0%

Restructuring charges	4.8	7.5	1.7	5.8	0.14
Impairment charges	—	3.0	0.7	2.3	0.06
Company-wide cost reduction initiative	—	2.5	0.5	1.9	0.05
(Gain) loss on sale of subsidiary	—	0.3	0.1	0.2	0.00

Results (non-GAAP)	$212.8	$36.2	$7.3	$26.6	$0.63
% of net sales	37.4%	6.4%		4.7%
Tax %			21.4%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	January 1, 2022
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$194.2	$11.9	$2.0	$8.2	$0.19
% of net sales	32.2%	2.0%		1.4%
Tax %			19.4%

Restructuring charges	7.6	8.2	1.9	6.3	0.14
Impairment charges	—	5.8	1.3	4.4	0.10

Results (non-GAAP)	$201.8	$25.8	$5.2	$18.9	$0.43
% of net sales	33.5%	4.3%		3.1%
Tax %			21.7%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Twelve Months Ended
	December 31, 2022
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$834.9	$155.2	$22.5	$123.9	$2.94
% of net sales	35.4%	6.6%		5.2%
Tax %			15.4%

Restructuring charges	8.8	11.5	2.6	8.9	0.21
Impairment charges	—	4.0	0.9	3.1	0.07
Company-wide cost reduction initiative	—	8.0	1.8	6.2	0.15
Gain on sale of subsidiary	—	(50.4)	(1.0)	(49.4)	(1.17)

Results (non-GAAP)	$843.7	$128.4	$26.8	$92.8	$2.20
% of net sales	35.7%	5.4%		3.9%
Tax %			22.4%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Twelve Months Ended
	January 1, 2022
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$757.4	$85.4	$18.5	$59.8	$1.36
% of net sales	34.7%	3.9%		2.7%
Tax %			23.6%

Restructuring charges	7.6	8.2	1.9	6.3	0.14
Impairment charges	—	5.8	1.3	4.4	0.10
COVID-19 costs	—	1.4	0.4	1.0	0.02

Results (non-GAAP)	$765.0	$100.7	$22.1	$71.5	$1.63
% of net sales	35.0%	4.6%		3.3%
Tax %			23.6%

Workplace Furnishings Reconciliation
(Dollars in millions)
	Three Months Ended			Twelve Months Ended
	December 31, 2022	January 1, 2022	Percent Change	December 31, 2022	January 1, 2022	Percent Change
Operating profit (loss) as reported (GAAP)	($7.7)	($10.1)	23.8%	$3.4	($0.5)	734.6%
% of net sales	(2.2%)	(2.6%)		0.2%	(0.0%)

Restructuring charges	7.5	7.9		11.5	7.9
Impairment charges	3.0	5.8		3.0	5.8
Company-wide cost reduction initiative	5.6	—		5.6	—
COVID-19 costs	—	—		—	1.4

Operating profit (non-GAAP)	$8.4	$3.5	136.5%	$23.5	$14.5	62.1%
% of net sales	2.4%	0.9%		1.6%	1.0%

Residential Building Products Reconciliation
(Dollars in millions)
	Three Months Ended			Twelve Months Ended
	December 31, 2022	January 1, 2022	Percent Change	December 31, 2022	January 1, 2022	Percent Change
Operating profit as reported (GAAP)	$41.7	$38.1	9.5%	$158.7	$141.9	11.9%
% of net sales	19.2%	18.2%		18.1%	18.9%

Company-wide cost reduction initiative	1.5	—		1.5	—

Operating profit (non-GAAP)	$43.3	$38.1	13.6%	$160.3	$141.9	13.0%
% of net sales	19.9%	18.2%		18.3%	18.9%